Exhibit 10.6
AMENDMENT
To The
Hudson Valley Bank
“Supplemental Retirement Plan”
     THIS AMENDMENT TO THE HUDSON VALLEY BANK SUPPLEMENTAL RETIREMENT PLAN (the “Plan”) is executed on this ___day of ___, 20______, by Hudson Valley Bank, N.A., formerly known as Hudson Valley Bank, a national banking association (hereinafter referred to as the “Plan Sponsor” and/or the “Service Provider,”) and ______ (hereinafter referred to as the “Participant”). As of the date of this Amendment, the Plan Sponsor has operated this Plan in good faith compliance with the provisions of Section 409A and all Applicable Guidance.
     WHEREAS, the Plan Sponsor previously adopted the Plan in order to provide Supplemental Pension Benefits to certain Senior Executives of the Plan Sponsor; and
     WHEREAS, through the course of time it has become apparent that certain provisions of the Plan did not address certain conditions and circumstances; and
     WHEREAS, pursuant to Article Eighteen of the Plan, the Plan may be amended at any time by the mutual written consent of the parties to the Plan; and
     WHEREAS, the effective date of this Amendment shall be ______.
     NOW, THEREFORE, in consideration of these premises and the mutual promises and obligations set forth hereafter, the Plan Sponsor and the Participant hereby agree as follows:
The following definitions if specifically identified in the original Plan are hereby replaced in their entirety, and if not found in the original Plan are hereby added:
The following Definitions are hereby amended:
1. “Base Annual Compensation” shall mean the regular basic salary of the Participant (before any deductions for a 401(k) Plan or any other deferred income) actually paid for the services rendered during any applicable calendar year. However, it shall exclude any bonuses, overtime, fringe or supplemental compensation or any payments from prior periods of any amounts that have been deferred at the request of the Participant. Notwithstanding the terms of this definition, at no point in time shall the regular basic salary, for the purposes of this Agreement (including payment and payout calculations), exceed the sum of $400,000.00.
2. “Normal Retirement Date” shall mean the first day of the month coinciding with or next following the date which a Participant has attained Age 65 and has completed at least ten (10) years of service.
The following Definitions are hereby added to the Plan:
1. “Extended Retirement Date” or “Extended Retirement Age” shall mean the first day of the month coinciding with or next following the date which a Participant has attained Age 70 and has completed at least ten (10) years of service.
2. “Retirement Extension Option” shall mean the Participant’s option to extend his retirement beyond Age 65 and up to the maximum age of 70.

The following Articles are hereby amended and shall read as follows:
1. Article Four: Postponed Retirement. Article Four: A. The Participant shall be required to retire upon attaining the Normal Retirement Age, or, if the Retirement Extension Option is exercised by the Participant, attaining the Extended Retirement Age. Upon request, the Participant may, subject to approval by the Board of Directors of the Bank, remain in the employ of the Bank beyond the age of 70 as an “at will” employee.
               B. No additional benefits shall accrue for the benefit of the Participant for any employment subsequent to Age 65, or, if the Retirement Extension Option is exercised by the Participant, subsequent to Age 65 but in no event beyond Age 70.
2. Article Six (A): Voluntary Resignation. In the event the Participant voluntarily resigns before the Participant reaches age 70, the Bank’s obligations to make any payments under this Agreement shall immediately terminate. Notwithstanding the foregoing terms, the Participant shall be deemed fully vested under the Plan and shall be entitled to receive all of the benefits provided for under the Plan, as amended, should he choose to retire after having both (i) completed twenty (20) years of service with the Bank, and (ii) attained the age of 60.
3. Article Six (C): Termination without Cause. In the event the Participant’s employment is terminated without cause before the Participant shall have reached the Age of 60, the Bank’s obligation to make any payments under this Agreement shall immediately terminate, except the Participant shall be entitled to receive a percentage of the annual benefits based upon the following formula:

Age at Termination	Number of Years of Service	Non-Forfeiture Benefit
55 but less than 56	10 or more	50%
56 but less than 57	11 or more	60%
57 but less than 58	12 or more	70%
58 but less than 59	13 or more	80%
59 but less than 60	14 or more	90%
5. Article Twelve: The third paragraph of Article 12 is hereby deleted and replaced with the following paragraph: “Upon the occurrence of a Change in Control and Change in Control Events (both terms being defined in the Plan Amendment dated on or about December 30, 2008), all benefits due the Participant shall vest at 100% so long as said Participant shall have completed ten (10) or more years of service with the Bank The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of IRS Code Section 409A.”
The following Article is hereby added to the Plan and shall read as follows:
1. Article Twenty Three: Maximum Compensation. For the purpose of computing benefits due and payable to the Participant under the Plan (including payment and payout calculations), at no point in time shall the maximum basic salary of the Participant exceed the sum of $400,000.00.
     Except as modified above, all of the terms and conditions of the Plan (as amended), shall remain in full force and effect.

     IN WITNESS OF THE ABOVE, the Plan Sponsor and Participant have executed this Amendment to the Plan.

WITNESS:	FOR THE PLAN SPONSOR:

Hudson Valley Bank, N.A.

By:
Its:

Reviewed and Approved by:

Hudson Valley Bank, N.A.
Compensation Committee

By:
Its:

THE PARTICIPANT: